Exhibit 99.1

Capitol Investment Corp. IV Completes Merger with Nesco

Combined Company Named Nesco Holdings, Inc. Will Trade on the NYSE under NSCO

WASHINGTON D.C. and FORT WAYNE, INDIANA, July 31, 2019 – Capitol Investment Corp. IV (NYSE: CIC; “Capitol”), a public investment vehicle, and Nesco Holdings I, Inc. (“Nesco”), a leading provider of specialty rental equipment to the electric utility, telecom and rail end-markets, announced today the closing of their merger. In connection with the consummation of the merger, the combined company was renamed Nesco Holdings, Inc. The shares of common stock and warrants of the combined company are expected to begin trading on the New York Stock Exchange and NYSE MKT on August 1, 2019 under the symbols NSCO and NSCO WS, respectively.

Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. With a nationwide rental fleet of approximately 4,200 units, Nesco provides its customers a vast and comprehensive product offering along with an unrelenting focus on service. As a one-stop shop, Nesco also offers its customers the parts, tools and accessories needed to fully equip their crews for activity in the field. Nesco’s long-lived equipment assets offer highly attractive economic returns and the company has demonstrated strong financial performance with an Adjusted EBITDA margin of 49% in 2018 and a 24% compound annual growth rate of Adjusted EBITDA from 2016 to 2018.

“We are excited to have closed our merger with Nesco and look forward to working with the Nesco team and the company’s world class board to execute on the substantial opportunity that we believe Nesco’s infrastructure end markets present. With a combination of the strong demand for Nesco’s equipment across electric utility transmission and distribution, 5G deployment and rail development and its attractive unit economics, we believe that Nesco will create substantial long-term value for its shareholders,” said Mark Ein, Chairman and CEO of Capitol.

Capitol shareholders elected seven directors to serve on the board of the combined company. William Plummer, who served as the CFO of United Rentals during a decade of substantial growth and shareholder value creation, will serve as Chairman of the board. Jeffrey Stoops, who has been CEO of SBA Communications Corp. for the last seventeen years of transformational growth in wireless infrastructure, has also joined the board. The board also includes Mark Ein, Dyson Dryden, President and CFO of Capitol, Doug Kimmelman, Senior Partner and founder of Energy Capital Partners (“ECP”), Rahman D’Argenio, an ECP partner, and CEO Lee Jacobson.

Nesco’s current management team, led by Mr. Jacobson and CFO Bruce Heinemann, will continue to run the combined company.

“We are thrilled to embark on the next phase in Nesco’s growth story as a publicly listed company in partnership with Capitol, ECP, William Plummer and Jeffrey Stoops,” said Mr. Jacobson. “We continue to see robust growth in demand across all of our end markets and remain focused on executing our plan to deliver the significant growth we see ahead.”

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC served as financial and capital markets advisors to Capitol, while Morgan Stanley & Co. LLC served as exclusive financial advisor to Nesco. Latham & Watkins LLP and Graubard Miller acted as legal advisors to Capitol and Kirkland & Ellis LLP acted as legal advisor to Nesco and ECP.

About Nesco

Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco’s coast-to-coast rental fleet of approximately 4,200 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit https://nescospecialty.com.

About Capitol Investment Corp. IV

Capitol Investment Corp. IV was a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Capitol was led by Chairman and Chief Executive Officer Mark D. Ein, and President and Chief Financial Officer L. Dyson Dryden. Capitol’s securities have been quoted on the New York Stock Exchange under the ticker symbols CIC, CIC WS and CIC.U. The company, which raised $402.5 million of cash proceeds in an initial public offering in August 2017, is the Capitol team’s fourth publicly traded investment vehicle. The first, Capitol Acquisition Corp., created Two Harbors Investment Corp. (NYSE: “TWO”), a leading mortgage real estate investment trust (REIT) and the second, Capitol Acquisition Corp. II, merged with Lindblad Expeditions, Inc. (NASDAQ: “LIND”), a global leader in expedition travel. The third vehicle, Capitol Acquisition Corp. III, merged with Cision Ltd. (NYSE: “CISN”), a leading global provider of cloud-based earned media solutions.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Capitol’s or Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to recognize the anticipated benefits of the business combination; the ability to meet the NYSE’s continued listing standards; costs related to the business combination; Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions; the performance and security of Nesco’s services; potential litigation involving Capitol or Nesco; and general economic and market conditions impacting demand for Nesco’s services. Neither Capitol nor Nesco undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.